Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1 of Athene Annuity and Life Company of our report dated May 1, 2018 relating to the statutory-basis financial statements of Athene Annuity and Life Company, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Des Moines, IA

October 10, 2018